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                                                                     Exhibit 3.1


                                    COMPOSITE

                            ARTICLES OF INCORPORATION

                        (AS AMENDED THROUGH JULY 2, 1999)

                  (UNDER CHAPTER 1701 OF THE OHIO REVISED CODE)

                               PROFIT CORPORATION

         The undersigned, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Ohio Revised Code, do hereby state the following:

         FIRST: The name of said corporation shall be Omnova Solutions Inc.

         SECOND: The place in Ohio where its principal office is to be located is Cleveland, Cuyahoga County, Ohio.

         THIRD: The purpose for which this corporation is formed is to engage in any lawful act or activity for which Corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         FOURTH: The number of shares which the corporation is authorized to have outstanding is 850 shares of Common Stock, without par value.





FOR ADDITIONAL PROVISIONS, SEE ATTACHMENT A ATTACHED HERETO AND INCORPORATED HEREIN.



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                                  ATTACHMENT A

         FIFTH: The Corporation will commence business without any allocation to stated capital.

         SIXTH: No holders of any class of shares of the Corporation shall have any preemptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.

         SEVENTH: The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

         EIGHTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

         NINTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the



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Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.